SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2008

ITEX Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 18, 2008, ITEX Corporation and U.S. Bank entered into an Amendment to Loan Agreement and Note (the “Amendment”), to increase the maximum loan amount under its revolving credit facility from $1.0 million to $1.5 million, to lower the interest rate, to remove certain borrowing base limitations, and to extend the maturity date to November 30, 2009. The line of credit facility was originally established with U.S. Bank on December 2, 2004. There is no current outstanding balance on the line of credit. In connection with the Amendment, ITEX paid a $1,875 extension fee.

The foregoing summary of the Amendment is qualified in its entirety by the terms and provisions of the Amendment. A copy of the Amendment is filed as Exhibit 10.1 to this report. The Revolving Credit Agreement and Note were attached as Exhibit 10.1 to our quarterly report on Form 10-QSB for the quarter ended January 31, 2005, filed March 3, 2005.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure

On November 24, 2008, ITEX Corporation issued a press release announcing it had increased its line of credit with U.S. Bank to $1.5 million. A copy of the press release is furnished as Exhibit 99.1 to this report. The attached Exhibit 99.1 is furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment to Loan Agreement, dated November 18, 2008
99.1	Press release dated November 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

Date: November 24, 2008
	By:	/s/ Steven White
Steven White Chief Executive Officer